Exhibit 10.1

TRANSITION AGREEMENT

This transition agreement (the “Agreement”) is made and entered into by and between John Lillie (“Executive”) and The Gap, Inc. (the “Company”) and is effective on November 21, 2002.

RECITALS

Executive is employed as Vice Chairman and serves as a Director of the Company. He and the Company have agreed that his employment with the Company and all of the Company’s direct and indirect subsidiaries will terminate on November 21, 2002 (the “Termination Date”).

This Agreement sets forth the complete understanding between Executive and the Company regarding the commitments, obligations and understandings arising out of the termination of their employment relationship.

In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, Executive and the Company agree to the following:

AGREEMENT

1. Employment Termination and Transition:

Executive hereby resigns his employment with the Company, including as an officer of the Company and all of the Company’s direct and indirect subsidiaries, effective on the Termination Date. On and after the Termination Date, Executive will no longer have the authority to bind the Company or incur any expenses or liabilities on its behalf.

a. Transition Payment. Within two weeks of the Termination Date, Executive will be paid in lump sum an amount equal to thirty-two (32) weeks of his annual salary effective on January 24, 2001.

b. Bonus. Within two weeks of the Termination Date, Executive will be paid in lump sum an amount of $612,000, in lieu of any bonus Executive would have otherwise received for the Company’s second six-month period in the Company’s current fiscal year (ending February 1, 2003) under the Company’s Executive Management Incentive Cash Award Plan (the “Cash Award Plan”).

c. Benefits. On the Termination Date, Executive will be paid for all accrued and unused paid time off. His current benefit plan coverages will end on the Termination Date or on November 30, 2002, consistent with each of the benefit program’s guidelines.

d. Current employee stock option grants. All existing stock options granted to Executive in his employment capacity (Grant Nos. 079463 and 086256, collectively the “Employee Grants”) will continue to vest through and upon the Termination Date and be exercisable in accordance with the vesting, exercise and expiration terms described in Executive’s stock option agreements. The unvested portion of the Employee Grants will accelerate on the Termination Date in accordance with the terms of the stock option agreements for the Employee Grants.

e. Reimbursement for Expenses. Within thirty (30) business days from the date submitted by Executive, which shall be no later than November 30, 2002, the Company will reimburse Executive for all reasonable business expenses incurred in connection with his employment.

f. No other compensation: Executive shall not be entitled to any other bonuses, any grants of additional stock options or other awards, or to any other compensation, perquisites or benefits of any kind, except as expressly described above.

2. Executive’s Service on the Board of Directors

Executive hereby resigns as a Director on the Company’s Board of Directors as of the Termination Date. On the Termination Date all existing unvested Director’s stock options will be cancelled. All vested and unexercised Director’s stock options must be exercised within three months of the Termination Date. All stock options granted to Executive other than the Employee Grants are Director’s stock options.

3. Executive’s Obligations:

a. Confidential Information and Trade Secrets: Executive acknowledges that because of his position and employment with the Company, he has acquired non-public information related to the Company and its operations (“Confidential Information”). Executive acknowledges that Confidential Information constitutes valuable, special and unique assets of the Company, access and knowledge of which were and are essential to the performance of his duties during his employment. Except as required to perform such duties, and except as required by law or process of law (in which case Executive will provide at least ten business days advance written notice and reasonable opportunity for Company to object to any such disclosure), Executive agrees not to directly or indirectly (1) make use in any way of any Confidential Information or (2) divulge, distribute or otherwise convey any Confidential Information to any person or entity in any form. Executive acknowledges and agrees that this obligation will survive and continue beyond the Termination Date.

b. No Disparagement: Executive agrees not to make any statements or comments, oral or written, to any person, the public, the press or media, or any other organization, which in any way criticizes, denigrates, disparages or defames the goodwill or reputation of or causes injury to the Company, or any of its officers, directors or employees. Executive acknowledges and agrees that this obligation will survive and continue beyond the Termination Date.

c. Return of Company Property: Executive agrees that on or before November 30, 2002, he will return all Company information, documents and property in his possession. He further agrees to return and not to retain any Confidential Information in any form.

4. Releases and Waiver of Claims:

In consideration of this Agreement, Executive releases and discharges the Company, its current and former officers, directors, employees, representatives, attorneys, subsidiaries, insurers, predecessors, affiliates, successors, and agents from any and all claims, liabilities or obligations of every kind and nature, whether now known or unknown, suspected or unsuspected, which Executive ever had, or now has, including but not limited to all claims arising out of or in connection with his employment, work or services for the Company; except for any rights or claims that Executive might have to enforce his rights under this Agreement. This release includes all federal and state statutory claims, federal and state common law claims (including those for contract and tort), and claims under any federal or state anti-discrimination statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 (as amended), the Age

Discrimination in Employment Act, 42 U.S.C. §1981, 42 U.S.C. § 1983, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the California Constitution, the California Fair Employment and Housing Act, the California Unfair Competition Act (California Business and Professions Code section 17200 et seq.), the California Unruh Act, and the California Labor Code. Nothing in this section is intended to impact Executive’s coverage under the Company’s Directors and Officers Insurance or any indemnification rights Executive may have under either Delaware law or the Company’s Bylaws.

Executive acknowledges there is a risk that after signing this Agreement, he may incur, suffer or sustain injury, loss, damages, costs, attorneys’ fees, and/or expenses which are in some way caused by and/or connected with the Company and which are unknown and unanticipated at the time this Agreement is signed or which are not presently capable of being ascertained. Executive understands that claims or facts in addition to or different from those which are now known or believed by Executive to exist may hereafter be discovered. Nevertheless, Executive acknowledges that this Agreement has been negotiated and agreed upon in light of these risks, hereby expressly waives all rights he may have in any such unknown claims. Executive has had the benefit of counsel, and has been advised of, understands, and knowingly and specifically waives his rights under California Civil Code section 1542, which provides as follows:

A general release does not extend to claims that the claimant does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor.

If, notwithstanding this Agreement, Executive should file any lawsuit or other proceeding based on legal claims that he has released, Executive agrees that he will pay or reimburse the Company for all reasonable costs and attorneys fees that it, or its employees, agents, officers or directors incur in defending against Executive’s claims.

5. Acknowledgements:

a. Informed Agreement.    Executive acknowledges that he has read and fully understands the terms of this Agreement. Executive further understands and acknowledges that, except as expressly reserved, in exchange for valuable consideration he is waiving and giving up every possible claim arising out of his employment with the Company and/or the termination of his employment.

b. Attorney.    Executive acknowledges that the Company has advised him to review the terms of this Agreement with an attorney and that he has done so.

c. Review and Revocation Period.    Executive acknowledges that the Company has given him at least 21 days to consider this Agreement before signing and understands that he has seven days after signing in which he may revoke this Agreement.

d. Tax Withholding.    Executive acknowledges and agrees that all payments made pursuant to this Agreement (including any exercise of the Employee Grants) shall be subject to withholding of all applicable taxes.

6. Mutual Obligations

a. This Agreement, when executed by the parties and effective, contains the entire agreement between the parties concerning Executive’s employment and termination of employment with the Company and supercedes all prior agreements, understandings, discussions, and negotiations, whether written or oral with respect to such employment and termination of employment. This Agreement may not be amended, modified or terminated, except in writing signed by the parties.

b.  This Agreement is the product of negotiation and preparation by and among the parties and their representative attorneys.

c.  If there is any dispute over the terms or enforcement of or obligations under this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and/or costs incurred to enforce this Agreement. Any dispute over the terms of or obligations under this Agreement shall be resolved by the Superior Court of the State of California in and for the County of San Francisco. If any provision of this Agreement is held to be invalid, void, or unenforceable, the remaining provisions shall remain in full force and effect.

d.  Notwithstanding California Evidence Code § 1152 and other applicable law, this Agreement may be introduced into evidence to establish and enforce the settlement reached by the parties.

e.  In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable, the remaining provisions shall be unaffected and shall remain in full force and effect to the fullest extent permitted by law.

f.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California.

By signing below, the Executive and The Gap, Inc. voluntarily agree to the terms and conditions of this Agreement.

JOHN LILLIE		THE GAP, INC.

Name:	/s/ JOHN LILLIE	Name:	/s/ LAURI M. SHANAHAN
Date:	November 21, 2002	Title:	Senior Vice President and General Counsel
		Date:	November 21, 2002

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